PFF BANCORP, INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT,

  CASH DIVIDEND INCREASE AND

ADDITIONAL SHARE REPURCHASE AUTHORIZATION

Pomona, Calif.--(Business Wire) -- January 26, 2005 -- PFF Bancorp, Inc., (NYSE: PFB), announced today that its Board of Directors has approved a three-for-two stock split in the form of a stock dividend.

Shareholders of record at close of business on February 15, 2005, will receive one additional share for every two shares of common stock owned. The additional shares will be distributed on March 3, 2005. In lieu of fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date, after adjustment for the split. As of January 24, 2005, the Company has 17,014,303 shares of common stock outstanding.

The Company also today announced a $0.025 or 12.5% increase in its quarterly cash dividend to $0.225 per share on a pre-split basis. On a post three-for-two-split basis this will equate to $0.15 per share. This increased level will be effective with the cash dividend to be paid March 24, 2005 to shareholders of record March 11, 2005.

The Company's Board of Directors has also authorized the addition of 800,000 shares to the 192,280 shares presently remaining under the Company's current repurchase authorization. Shares will be repurchased in open market transactions as market conditions permit.

Larry M. Rinehart, President & CEO commented, "These three initiatives reflect our continued commitment to maintaining a disciplined approach to our balance sheet growth by focusing on higher margin business while enhancing shareholder returns through sound capital management initiatives".

Certain matters discussed in this news release may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives. These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2004. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue Pomona, CA 91766, (909) 623-2323.